Exhibit 10.3

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT1

This CONTINGENT VALUE RIGHTS AGREEMENT (as hereafter amended, restated, modified or supplemented in accordance herewith, this “Agreement”), dated as of _____, 2022, is entered into by and among (i) Americas Technology Acquisition Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Pubco”), (ii) Jorge E. Marcos, in the capacity as Purchaser Representative (as defined below); (iii) Numaan Akram, in the capacity as Seller Representative (as defined below); (iv) ATAC Limited Partnership, a Delaware limited partnership (“Sponsor”); and (v) Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). Terms capitalized but not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, (i) Americas Technology Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (together with its successors, including after the Domestication, the “Purchaser”), (ii) Pubco, formed as a wholly owned subsidiary of the Purchaser for purposes of the Mergers and other transactions contemplated by the Merger Agreement (the “Business Combination”), (iii) Americas Technology Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Americas Technology Company Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and, together with the Purchaser Merger Sub, the “Merger Subs”) and (v) Rally Communitas Corp., a Delaware corporation (together with its successors, the “Company”), and the other parties named therein, have entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other things, (a) Purchaser Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Purchaser Merger”), and each Purchaser Share will be converted into the right to receive (x) one share of common stock of Pubco, par value $0.0001 per share (the “Common Stock”), and (y) one CVR (as defined below) for each one whole share of Common Stock (excluding fractional shares) issued pursuant to clause (i)(a)(x), provided, however, that each Purchaser Share held by the Sponsor shall convert solely into the right to receive one share of Common Stock, and (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger” and, together with the Purchaser Merger, the “Mergers”), and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (following and subject to the Company Exchanges) will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Stockholder Merger Consideration as set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL; and

WHEREAS, at the closing of the Business Combination (the “Closing”), the parties to the Merger Agreement have agreed that Pubco shall issue CVRs representing the right to receive up to a maximum number of 3,000,000 shares of Common Stock upon the occurrence of certain events set forth in this Agreement to (i) holders of Purchaser Shares (other than the Sponsor) immediately prior to the consummation of the Business Combination and (ii) the Support Investors, if any, participating in a private issuance and sale of up to 1,000,000 shares of Common Stock, in connection with the Closing pursuant to the terms of a Support Subscription Agreement, as contemplated by the Merger Agreement (the “Support Subscription Agreement”).

[1]	Note to Draft: Form of CVR Agreement intended for CVRs intended to be registered securities issued at Closing by Pubco to non-redeeming SPAC shareholders. Alternative form of CVR Agreement (”Private Form”) will be executed by Support Investors, with terms applicable to unregistered CVRs.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree as follows:

Article I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION2

1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Board of Directors” means the board of directors of Pubco.

“Board Resolution” means a copy, delivered to the Rights Agent, of a resolution certified by a duly authorized officer of Pubco to have been duly adopted by the Board of Directors or a written consent signed by the requisite directors serving on the Board of Directors and, in either case, that is in full force and effect on the date so delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Delaware are authorized or obligated by law or executive order to remain closed; provided, that banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Change of Control” means:

(a) any acquisition on any date after the Closing by any Person/Group of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of Common Stock that, with the Common Stock already held by such Person/Group, constitutes more than 50% of the total voting power of the Common Stock; provided, however, that for purposes of this subsection, the acquisition of additional Common Stock (other than with respect to an acquisition that results in a Person/Group owning 100% of the outstanding Common Stock) (i) by any Person/Group who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the Common Stock or (ii) pursuant to a pro rata distribution by Sponsor or its Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or

(b) any acquisition on any date after the Closing of Pubco by another entity by means of (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Pubco), or (ii) a sale of all or substantially all of the assets of Pubco and its subsidiaries, if, in case of either clause (i) or clause (ii), the number of shares of Common Stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

[2]	Note to Draft: Private Form to include transfer restrictions and customary permitted transfers.

“Closing” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Common Stock” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Company” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Company Common Stock” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Company Merger” shall have the meaning assigned to such term in the Recitals to this Agreement.

“CVR Holder” means a Person in whose name a CVR is registered in the CVR Register at any date of determination.

“CVR Maturity Date” shall have the meaning assigned to such term in Section 2.4(a).

“CVR Register” shall have the meaning assigned to such term in Section 2.2(b).

“CVRs” means the rights of Qualifying CVR Holders to receive a contingent payment in the form of Common Stock (or in such other form as is provided for herein) pursuant to this Agreement.

“Depositary” has the meaning set forth in Section 2.2(c).

“Escrow Agent” shall have the meaning assigned to such term in Section 2.3.

“Escrow Agreement” shall have the meaning assigned to such term in Section 2.3.

“Escrowed Shares” shall have the meaning assigned to such term in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Event” shall have the meaning assigned to such term in Section 2.4(g).

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, university, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, in each case whether federal, state, county, provincial and whether local or foreign.

“Merger Consideration” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Merger Subs” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Notice of Per CVR Preferred Return Amount and Instruction Letter” shall have the meaning assigned to such term in Section 2.4(b).

“Per CVR Preferred Return Amount” means the greater of:

(a) $0.00; and

(b) the positive difference, if any, between the following two figures calculated by subtracting the figure described in clause (ii) from the figure described in clause (i):

(i) the value obtained by adding (A) the Redemption Price plus (B) the quotient obtained by dividing (i) the number of days in the period that commences on the Closing and ends on, but excludes, the CVR Maturity Date by (ii) 365; and

(ii) the greater of (such greater amount being the “Reference Price”) (A) the volume-weighted average price of one share of Common Stock during the 30 trading days immediately preceding the CVR Maturity Date, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source reasonably selected by Pubco and (B) $5.00.

“Permitted Delays” shall have the meaning assigned to such term in Section 2.4(d).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Person/Group” means either (a) a Person or (b) two or more Persons that are deemed to be a “person” under Section 13(d)(3) of the Exchange Act

“Preferred Return” means, with respect to a Qualifying CVR Holder and calculated as of the CVR Maturity Date, a number of Escrowed Shares equal to the greater of zero and the quotient obtained (rounded to the nearest whole number of Escrowed Shares) by dividing:

(a) the difference obtained by subtracting:

(i) the product of (A) the sum obtained by adding (i) the aggregate amount of any and all dividends paid with respect to one share of Common Stock on or prior to the CVR Maturity Date, plus (ii) the aggregate amount of any and all dividends declared with respect to one share of Common Stock on or prior to the CVR Maturity Date, but unpaid as of the CVR Maturity Date multiplied by (B) the number of CVRs held by such Qualifying CVR Holder as of the close of business on the CVR Maturity Date and verified pursuant to the Qualifying CVR Holder Certification, which in no event shall be more than the number of CVRs reflected for such Qualifying CVR Holder on the CVR Register; from

(ii) the product of (A) the Per CVR Preferred Return Amount multiplied by (B) the number of CVRs held by such Qualifying CVR Holder as of the close of business on the CVR Maturity Date and verified pursuant to the Qualifying CVR Holder Certification, which in no event shall be more than the number of CVRs reflected for such Qualifying CVR Holder on the CVR Register; by

(b) the Reference Price,

provided, however, that the aggregate Preferred Return to all Qualifying CVR Holders (the “Aggregate Return”) shall in no event exceed the number of Escrowed Shares held by the Escrow Agent pursuant to the Escrow Agreement (the “Preferred Return Cap”); and provided, further, that if the Aggregate Return is greater than the Preferred Return Cap, then the Preferred Return shall be adjusted such that each Qualifying CVR Holder shall receive the Preferred Return multiplied by the quotient obtained by dividing (x) the Preferred Return Cap, by (y) the Aggregate Return.

For reference, an illustration of the aggregate number of Escrowed Shares that would constitute the Preferred Return for a Qualifying CVR Holder under a variety of Reference Price scenarios, based on an assumption that such Qualifying CVR Holder held one CVR as of the CVR Maturity Date is attached hereto as Exhibit B.

“Purchaser” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Purchaser Merger” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Preferred Return Statement” shall have the meaning assigned to such term in Section 2.4(d).

“Purchaser Share” shall mean, prior to the Domestication, the ordinary shares, par value $0.0001 per share, of Purchaser, and following the consummation of the Domestication, the shares of common stock, par value $0.0001 per share, of the Purchaser.

“Qualifying CVR Holder” shall have the meaning assigned to such term in Section 2.4(c).

“Qualifying CVR Holder Certification” shall have the meaning assigned to such term in Section 2.4(c).

“Redemption Price” means an amount equal to the price at which each Purchaser Share is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Price” shall have the meaning assigned to such term in clause (b)(ii) of the definition of “Per CVR Preferred Return Amount.”

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“SEC” shall have the meaning assigned to such term in Section 2.4(d)(A).

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” and “Sponsor” shall have the meanings assigned to such terms in the first paragraph of this Agreement.

“Stock Escrow Agreement” means the Agreement between the Purchaser, the Sponsor and Continental Stock Transfer & Trust Company, as Escrow Agent thereunder, dated as of December 14, 2020, as amended from time to time.

“Support Investors” means each of the investors participating in a private placement of (i) shares of Pubco Common Stock and (ii) CVRs, in substantially similar form to the form of CVRs described herein, to be consummated in connection with the Closing of the Business Combination pursuant to the “Support Subscription Agreement.”

“Suspension Event” shall have the meaning assigned to such term in Section 2.8(b).

“Tax” means any tax or similar charge, levy or other assessment of any kind, including income, corporate, capital, excise, property, sales, use, turnover, value added and franchise tax, deduction, withholding and custom duty, together with all interest, penalties and additions to tax imposed by any Governmental Entity.

1.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. All references to dollars or “$” refer to United States dollars. References to days mean calendar days unless otherwise specified.

Unless otherwise defined herein, the terms herein shall have the meaning ascribed to them in the Merger Agreement.

Article II
CONTINGENT VALUE RIGHTS

2.1 CVRs. The CVRs represent the rights of CVR Holders to receive a contingent payment in the form of Common Stock (or in such other form as is provided for herein) pursuant to this Agreement. One CVR shall be issued by Pubco for each one whole share of Common Stock (excluding any fractional shares) that is issued (a) to each holder of Purchaser Shares in connection with the Purchaser Merger, or (b) to a Support Investor pursuant to the Support Subscription Agreement.

2.2 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers thereof. The Rights Agent shall make the CVR Register available to Pubco and Sponsor upon reasonable request, including, for the avoidance of doubt, for purposes of calculating the amounts to be set forth in the Preferred Return Statement.

(c) The CVRs shall be deposited with the Rights Agent as the custodian for The Depository Trust Company (including its nominees and successors (the “Depositary”). A CVR (but not any fraction of a CVR) may only be transferred by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) The transfer and exchange of beneficial interests in the CVRs will be effected through the Depositary, in accordance with the provisions of this CVR Agreement and the applicable rules and procedures of the Depositary that apply to such transfer or exchange. No written orders or instructions shall be required to be delivered to the Rights Agent to effect the transfers described in this Section 2.2(d).

2.3 Escrowing of Shares. For good and valuable consideration, including the performance of the obligations of the other parties hereto described herein, promptly following the Closing (but no later than 3 Business Days following the date of the Closing), Pubco shall instruct Continental Stock Transfer & Trust Company, in its capacity as Pubco’s transfer agent (the “Transfer Agent”), deliver to Continental Stock Transfer & Trust Company, in its capacity as escrow agent (the “Escrow Agent”) 3,000,000 shares of Common Stock (the “Escrowed Shares”), representing 2,250,000 shares of Common Stock withheld from the Merger Consideration otherwise issuable to Company Stockholders pursuant to Section 1.9 of the Merger Agreement and 750,000 shares of Common Stock withheld from the shares of Common Stock otherwise issuable to the Sponsor, as a holder of Purchaser Common Stock, pursuant to Section 1.11(b) of the Merger Agreement. The Escrowed Shares represent the maximum number of shares of Common Stock that could be distributed to CVR Holders (assuming all such CVR Holders constituted Qualifying CVR Holders and all CVRs were outstanding as of the CVR Maturity Date) pursuant to the terms of this Agreement, with such Escrowed Shares to be held in escrow pursuant to an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit A, and only released in accordance with the terms thereof.

2.4 Procedures for Satisfaction of Contingent Value Rights; Qualifying CVR Holders.3

(a) Notice of CVR Maturity Date. No later than one Business Day after the 18 month anniversary of the Closing (such date, or if occurring prior to the 18 month anniversary of the Closing, the date of an applicable Change of Control as contemplated by Section 2.4(f)(ii), the “CVR Maturity Date”), Sponsor and Pubco will issue a press release providing the calculation of the Preferred Return with respect to the Qualifying CVR Holders as determined by the Chief Financial Officer of Pubco (the “CFO”) and agreed by the Purchaser Representative, which consent shall not be unreasonably withheld.

(b) Notice of Per CVR Preferred Return Amount and Instruction Letter. No later than the date that is 10 days following the CVR Maturity Date, Pubco will deliver written notice to the Rights Agent setting forth the Per CVR Preferred Return Amount (for further delivery to the CVR Holders along with a written statement setting forth the requirements contained in Section 2.4(c) to become a Qualifying CVR Holder and instructions for providing such information (a “Notice of Per CVR Preferred Return Amount and Instruction Letter”)).

[3]	Note to Draft: Section 2.4 does not apply to the Private Form.

(c) Requirements of Qualifying CVR Holders. In order to be eligible to receive a Preferred Return, a CVR Holder must deliver to Pubco in the manner and within the period of time specified in the Notice of Per CVR Preferred Return Amount and Instruction Letter, any information (including any IRS Form W-9s or W-8s) reasonably requested by Pubco as specified in the Notice of Per CVR Preferred Return Amount and Instruction Letter in connection with satisfying their obligations under this Agreement (collectively, a “Qualifying CVR Holder Certification”). Each CVR Holder who completes the aforementioned requirements shall be designated as a “Qualifying CVR Holder”.

(d) Delivery of Preferred Return Statement. No later than the date that is 20 Business Days following the deadline for Qualifying CVR Holder Certifications set forth in the Notice of Per CVR Preferred Return Amount and Instruction Letter, Pubco shall deliver to the Rights Agent (i) a written statement setting forth the Preferred Return for each Qualifying CVR Holder (the “Preferred Return Statement”) and (ii) any letter of instruction reasonably required by the Rights Agent related to the issuance of the Preferred Return with respect to any such Qualifying CVR Holders; provided, however, that Pubco may delay the delivery of the Preferred Return Statement if there is any (A) issuance by the Securities and Exchange Commission (“SEC”) of any stop order suspending the effectiveness of any registration statement upon which any of the shares of Common Stock that may be distributed pursuant to this Agreement are to be registered or the initiation or threat of any proceedings for that purpose, (B) delisting or pending delisting of any shares of Common Stock that may be distributed pursuant to this Agreement by any national securities exchange or market on which such shares are then listed, quoted or admitted to trading or any refusal to list such shares on any national securities exchange or market on which they are intended to be listed or admitted to trading, (C) receipt by Pubco of any notification with respect to the suspension of the qualification of shares of Common Stock that may be distributed pursuant to this Agreement for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose or (D) Suspension Event (collectively, the matters described in clauses (A) through (D), “Permitted Delays”).

(e) Issuance of Preferred Return and Release of Escrowed Shares. The Rights Agent will promptly, and in any event within 10 Business Days following its receipt of the Preferred Return Statement as well as any letter of instruction reasonably required by the Rights Agent (subject to any reasonable delay in the event of a Permitted Delay), (i) coordinate with Pubco (including in any capacity as Pubco’s transfer agent) to effect Pubco’s issuance of the applicable Preferred Return, subject to Section 2.4(h), to each Qualifying CVR Holder (with any such shares of Common Stock so issued being in uncertificated book-entry form), and (ii) instruct the Escrow Agent to release (A) 25% of all remaining Escrowed Shares not released to the Qualifying CVR Holders in accordance with the Escrow Agreement to the Sponsor or the Sponsor’s designee, and (B) 75% of all remaining Escrowed Shares not released to the Qualifying CVR Holders in accordance with the Escrow Agreement to the Company Stockholders in accordance with their Pro Rata Share. Notwithstanding anything herein to the contrary, in no event shall any party hereto be required to issue to (x) the Qualifying CVR Holders an aggregate amount of shares of Common Stock in excess of the Preferred Return Cap or (y) any Qualifying CVR Holder any fractional share of Common Stock. If any fractional share of Common Stock would otherwise be required to be issued to a Qualifying CVR Holder but for this sentence, the number of shares of Common Stock to be issued to such Qualifying CVR Holder shall be rounded down to the nearest whole number. For the avoidance of doubt, (i) each CVR held by a CVR Holder that is not a Qualifying CVR Holder shall be deemed to be immediately and automatically cancelled as of the CVR Maturity Date, with no further consideration owed to such CVR Holder and (ii) each CVR held by a Qualifying CVR Holder shall be deemed to be immediately and automatically cancelled upon the issuance of the applicable Preferred Return to such Qualifying CVR Holder, or as otherwise contemplated by Section 2.4(i).

(f) Change of Control. If, prior to the 18 month anniversary of the Closing, a Change of Control occurs and the consideration in such Change of Control (including the aggregate value of any and all cash, equity securities, debt securities or other assets, with such value being determined pursuant to the documents effecting the Change of Control or, if such documents do not clearly specify such aggregate value, then such aggregate value as is reasonably calculated by Sponsor) attributable to any share of Common Stock has an aggregate value that:

(i) is at least $___ per share of Common Stock, then from and after the date of the Change of Control (A) the Preferred Return shall be deemed satisfied with respect to all CVRs and all CVRs shall be deemed immediately and automatically cancelled as of the date of such Change of Control and (B) the Rights Agent shall cause the Escrow Agent to release a correlative number of Escrowed Shares (or, if applicable, the consideration received therefore as a result of the Change of Control) to Sponsor in accordance with the Escrow Agreement.

(ii) is less than the per share of Common Stock value specified in Section 2.4(f)(i) for the applicable date of the Change of Control, then the Escrowed Shares (or, if applicable, the consideration received therefore as a result of the Change of Control) shall remain in escrow with the Escrow Agent for future release on or after the CVR Maturity Date (or such earlier date as Pubco and the Rights Agent may mutually agree) pursuant to the terms of this Section 2.4 (as the same may be reasonably modified by Pubco solely to equitably account for any changes of the securities or other consideration held in escrow as a result of the Change of Control, so as to prevent diminution or enlargement of the benefits intended to be provided pursuant to this Agreement); provided, however, that if any Change of Control occurs pursuant to this clause (ii) the consideration for which consists solely of cash, then, the date of such Change of Control shall be, for all purposes hereunder, the CVR Maturity Date and Pubco shall promptly issue a press release so stating and the parties hereto shall take such other actions pursuant to this Section 2.4 consistent with the CVR Maturity Date being the date of such Change of Control with respect to the CVRs to effect as near as possible the intent of this Section 2.4 (including, to the extent determined by Pubco, causing the release of escrowed cash funds (received as consideration for the Escrowed Shares as a result of the Change of Control) to be released to Qualifying CVR Holders as part of their Preferred Return, if any, in lieu of issuances of shares of Common Stock).

Pubco (or any successor thereto pursuant to a Change of Control) shall promptly, and in any event, within 5 Business Days following any Change of Control, provide written notice to the Rights Agent of such Change of Control.

(g) Adjustments for Extraordinary Events. Notwithstanding anything in this Agreement to the contrary, if prior to the CVR Maturity Date there is any recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, exchange of Common Stock, repurchase or other change in the corporate structure of Pubco affecting the Common Stock (each, an “Extraordinary Event”), the terms of this Agreement shall be deemed modified to equitably account for such Extraordinary Event and to prevent diminution or enlargement of the benefits intended to be provided pursuant to this Agreement, with any specific modifications to be as determined by Pubco, in its reasonable discretion. Pubco (or any successor thereto pursuant to an Extraordinary Event) shall promptly, and in any event, within 5 Business Days following any Extraordinary Event, provide written notice to the Rights Agent of such Extraordinary Event.

(h) Withholding. Pubco or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Preferred Return or any other amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld therefrom under any provision of applicable Tax law as reasonably determined by Pubco. Any such withholding may be made, or caused to be made, by Pubco by making payments with respect to Qualifying CVR Holders through Pubco’s or its Affiliate’s payroll system or any successor payroll system. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Qualifying CVR Holder, other than ordinary course payroll withholding and reporting on any Preferred Return, Pubco shall instruct the Rights Agent to solicit, to the extent not already in its possession, IRS Form W-9s or W-8s, or any other appropriate forms or information, from Qualifying CVR Holders in order to provide a reasonable opportunity for the Qualifying CVR Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and the payment of such Preferred Return may be reasonably delayed in order to gather such necessary Tax forms. Pubco, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Qualifying CVR Holder are valid under applicable law until subsequently notified by such Qualifying CVR Holder. Pubco or its Affiliate shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable law, Pubco shall, in a timely manner, deliver (or shall cause the Rights Agent to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable documents evidencing such withholding.

(i) No Liability. None of Pubco, the Rights Agent or any other party hereto shall be liable to any Qualifying CVR Holder for all or any portion of any such Qualifying CVR Holder’s Preferred Return properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar law. If any information or other matters to be delivered by a Qualifying CVR Holder to any other party hereto has not been delivered prior to the time that is immediately prior to the time at which (i) all or any portion of such Qualifying CVR Holder’s Preferred Return would otherwise escheat to or become the property of any Governmental Entity or (ii) this Agreement would terminate pursuant to Section 5.10(b), such Preferred Return (or portion thereof) shall, to the extent permitted by applicable law, become the property of Pubco, free and clear of all claims or interest of any Person previously entitled thereto and such applicable CVRs shall be deemed immediately and automatically cancelled.

(j) Authorized Shares. The shares of Common Stock issuable to Qualifying CVR Holders on the CVR Maturity Date will, when issued, (i) be duly authorized and validly issued, (ii) be fully paid and non-assessable, (iii) be issued in compliance with all applicable laws, (iv) not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws; and (v) assuming the accuracy of the representations of the applicable Qualifying CVR Holder to be delivered to Pubco on or after the CVR Maturity Date, the shares of Common Stock issued in satisfaction of any Preferred Return will be issued in compliance with all applicable federal or state securities or “blue sky” laws and assuming the accuracy of the representations of the applicable Qualifying CVR Holder to be delivered to Pubco on or after the CVR Maturity Date, not be issued in violation of any options, warrants, calls, rights (including preemptive rights), the organizational documents of Pubco, commitments or agreements to which Pubco is a party or by which it is bound.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Pubco.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any CVR Holder.

(b) The CVRs will not represent any equity or ownership interest in Pubco, any constituent company to any of the transactions contemplated by the Merger Agreement or any of their respective Affiliates.

2.6 Ability to Abandon CVR. A CVR Holder may at any time, at such CVR Holder’s option, abandon all of such CVR Holder’s remaining rights in a CVR by transferring such CVR to Pubco or any of Pubco’s Affiliates without consideration therefor and as of such time of transfer such CVR shall be immediately and automatically cancelled. Nothing in this Agreement shall prohibit Pubco or any of Pubco’s Affiliates from offering to acquire or acquiring any CVRs for consideration from the CVR Holders, in private transactions or otherwise, in its sole discretion.

2.7 Effect on Other Agreements. The parties hereby acknowledge and agree that (a) the escrow of Escrowed Shares contemplated by Section 2.3 (but expressly excluding any transfer of Escrowed Shares to the Qualifying CVR Holders or a third party) shall not in and of itself be deemed a “Transfer” pursuant to the Stock Escrow Agreement, (b) Pubco, Sponsor and the Escrowed Shares shall otherwise remain subject to any and all applicable terms set forth in such Stock Escrow Agreement, and (c) as more fully described in the Stock Escrow Agreement, Sponsor shall maintain voting rights and rights to receipt of cash dividends with respect to all Escrowed Shares at all times prior to the CVR Maturity Date.

2.8 Registration and Listing.4

(a) Subject to Section 2.8(b), Pubco agrees to use commercially reasonable efforts to keep a registration statement and related prospectus (or multiple registration statements) that complies as to form and substance in all material respects with applicable SEC rules providing for the issuance of the maximum number of shares of Common Stock that could be issued with respect to the CVRs continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) during any period that could reasonably be expected to include a CVR Maturity Date until the earlier of the date and time at which all Preferred Returns have been paid in full to all Qualifying CVR Holders in accordance with the terms of this Agreement or Pubco determines that no Preferred Returns are issuable with respect to all outstanding CVRs.

[4]	Note to Draft: Section 2.8 will not be included in the Private Form, as CVRs issuable to Support Investors will not be registered or listed on an exchange.

(b) Notwithstanding the provisions of Section 2.8(a), Pubco shall be entitled to postpone the effectiveness of any registration statement, and the issuance of any shares of Common Stock in connection with the issuance of any Preferred Returns, if the negotiation or consummation of a transaction by Pubco or its subsidiaries is pending or an event has occurred, which such negotiation, consummation or event the Board of Directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Pubco in any such registration statement of material information that Pubco has a bona fide business purpose for keeping confidential and the non-disclosure of which in any such registration statement would be expected, in the reasonable determination of the Board of Directors, upon the advice of legal counsel, to cause any such registration statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that Pubco may not delay or suspend any registration statements on more than two occasions or for more than 60 consecutive calendar days, or more than 90 total calendar days, in each case during any 12-month period.

(c) The Company shall use commercially reasonable efforts to effect and maintain the listing of the CVRs on the Nasdaq Global Market, New York Stock Exchange, or another national securities exchange until this Agreement has been terminated.

2.9 Tax Treatment. Except to the extent any portion of a Preferred Return is required to be treated as imputed interest pursuant to applicable Tax law or as otherwise required by applicable Tax law, the parties hereto intend to treat the Preferred Returns for all Tax purposes as the right to receive additional shares of Common Stock received pursuant to (a) the Purchaser Merger to the extent the CVRs were obtained in connection with the Purchaser Merger and (b) the Support Subscription Agreement to the extent the CVRs were obtained pursuant to the Support Subscription Agreement. The Company shall report imputed interest on the CVRs as required by applicable law.

Article III
THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Pubco in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an officer’s certificate delivered by Pubco, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Pubco for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Pubco in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Pubco with respect to, any of the statements of fact or recitals contained in this Agreement and shall not be required to verify the same (and shall be held harmless by Pubco with respect to same), but all such statements and recitals are and shall be deemed to have been made by Pubco or any other applicable party only;

(g) the Rights Agent will have no liability and shall be held harmless by Pubco in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Pubco); nor shall it be responsible for any breach by Pubco of any covenant or condition contained in this Agreement;

(h) Pubco agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; or is a result of the Rights Agent not adhering to the provisions of any Tax withholding made or not made by the Rights Agent (or anyone on its behalf);

(i) Pubco agrees to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Pubco on or prior to the date hereof and to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(h). The Rights Agent will also be entitled to reimbursement from Pubco for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(l) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Pubco or have a pecuniary interest in any transaction in which Pubco may be interested, or contract with or lend money to Pubco or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for Pubco or any other Person;

(m) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(n) except instructions to the Rights Agent as contemplated by this Agreement, the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including, without limitation, the Merger Agreement, nor shall the Rights Agent be required to determine if any person or entity has complied with any such agreements, instruments or documents, nor shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Pubco specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified, but in no event will such resignation become effective until a successor Rights Agent has been appointed. Pubco has the right to remove Rights Agent at any time by specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent (that is reasonably agreeable to Pubco) has been appointed. Notice of such removal will be given by Pubco to Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Pubco will as soon as is reasonably possible appoint a qualified successor Rights Agent (which must be a Person reasonably agreeable to the Purchaser Representative). Notwithstanding the foregoing, if Pubco shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Pubco will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent to the CVR Holders, which may be effected by any public filing or press release made or issued, as applicable, by Pubco, or by any other means reasonably anticipated to provide notice thereof to the CVR Holders. Each notice will include the name and address of the successor Rights Agent. If Pubco fails to give such notice within 10 days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be given at the expense of Pubco.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Pubco, Purchaser Representative and the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Pubco or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

Article IV
AMENDMENTS

4.1 Amendments without Consent of CVR Holders.

(a) Without the consent of any CVR Holders or the Rights Agent, Pubco, when authorized by a Board Resolution, may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by Pubco, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, materially and adversely affect the interests of the CVR Holders, or materially and adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(i) to evidence the succession of another Person to Pubco and the assumption by any such successor of the covenants of Pubco herein as provided in Section 5.2;

(ii) to add to the covenants of Pubco such further covenants, restrictions, conditions or provisions as Pubco shall determine to be for the protection of the CVR Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(v) any other amendment hereto that does not adversely affect the legal rights under this Agreement of any CVR Holder.

(b) Without the consent of any CVR Holders, Pubco, when authorized by a Board Resolution and the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by Pubco and the Rights Agent in order to reduce the number of CVRs to reflect any transfers and cancellations of CVRs pursuant to Section 2.6.

4.2 Amendments with Consent of CVR Holders.

(a) In addition to any amendment, modification, supplement or waiver pursuant to Section 4.1 (which may be made without the consent of the CVR Holders), Pubco, when authorized by a Board Resolution and the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by Pubco and the Rights Agent, if such parties have first obtained the affirmative vote of or a written consent signed by CVR Holders holding at least a majority of the outstanding CVRs. Any amendment, modification, supplement or waiver made in compliance with this Section 4.2 may be made for any purpose, including adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the CVR Holders.

(b) Execution of Amendments; Delivery of Amendments. In executing any amendment, modification, supplement or waiver permitted by this Article IV, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Pubco stating that the execution of such amendment, modification, supplement or waiver is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment, modification, supplement or waiver that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. The Company will give notice of any amendment, modification, supplement or waiver of any provision under this Agreement to the CVR Holders and each other party hereto not executing the same, which notice may be effected by any public filing or press release made or issued, as applicable, by Pubco, or by any other means reasonably anticipated to provide notice thereof to the CVR Holders and the other applicable parties hereto; provided, that any failure to so notify the CVR Holders or any other party shall not affect the validity of such amendment, modification, supplement or waiver.

4.3 Effect of Amendments. Upon the execution of any amendment, modification, supplement or waiver under this Article IV, this Agreement will be modified in accordance therewith, such amendment, modification, supplement or waiver will form a part of this Agreement for all purposes and every CVR Holder and party hereto will be bound thereby.

Article V
OTHER PROVISIONS OF GENERAL APPLICATION

5.1 Notices to Rights Agent and Pubco. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, on the date of delivery if sent via e-mail (with confirmation of transmission and no subsequent notice of failure of receipt) if sent prior to 5:00 pm Houston, Texas time on a Business Day or on the next succeeding Business Day if not sent prior to such time on a Business Day, on the 1st Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, on the earlier of confirmed receipt or the 5th Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or solely with respect to notices and other communications to be given to CVR Holders, on the date of any public filing or the issuance of any press release by Pubco with respect to such notice or other communication. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Pubco, to:

Rally Inc.
79 Madison Avenue
New York, NY 10016
Attn: Numaan Akram
Telephone No.: (917)-657-8109
Email: numaan@rally.co

If to the Rights Agent, to:

Continental Stock Transfer & Trust Company
1 State Street - 30th Floor
New York, NY 10004
Attention: Corporate Actions Department
E-mail: [   ]

If to Sponsor, to:

Americas Technology Acquisition Holdings, Inc.

16500 Dallas Parkway #305

Dallas, Texas 75248

Attn: Jorge E. Marcos

Telephone No.: (214) 396-5927

Email: jmarcos@atacspac.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Matthew A. Gray, Esq.

Telephone No.: (212) 370-1300

Email: mgray@egsllp.com

If to a CVR Holder, to the physical address or email address, as applicable, on file with Pubco or its transfer agent for such CVR Holder or via public filing or the issuance of a press release.

Any party hereto may specify a different physical address or email address by giving notice in accordance with this Section 5.1.

5.2 Successors and Assigns.

(a) This Agreement will be binding upon, inure to the benefit of and be enforceable by Pubco’s successors and assigns, and this Agreement shall not restrict Pubco’s, any of its assignees’ or any of its successors’ ability to effect any Change of Control or otherwise merge or consolidate, transfer or convey all or substantially all of its assets to any Person. Each of Pubco’s successors, assigns or transferees of all or substantially all of Pubco’s assets or rights to any remaining Escrowed Shares, as applicable, shall expressly assume by an instrument, supplemental hereto, executed and delivered to the Rights Agent and Pubco, the due and punctual issuance of the Preferred Returns and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Pubco shall agree to remain subject to its obligations hereunder, including issuance of the Preferred Returns, if any.

(b) Any successor or assignee of Pubco permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Pubco is authorized to do pursuant to Section 5.2(a).

(c) Neither the Rights Agent nor any CVR Holder may assign this Agreement without Pubco’s written consent; provided that nothing contained herein shall restrict the right of any CVR Holder to sell, transfer, assign, pledge or otherwise encumber or dispose of any CVR made in accordance with the terms of this Agreement. Any attempted assignment of this Agreement in violation of this Section 5.2(c) shall be void and of no effect.

5.3 Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the CVR Holders and any Person acquiring CVRs through a transfer or exchange are express third party beneficiaries hereof.

5.4 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding anything in this Agreement to the contrary, Section 5.4(b) and Section 5.4(c) shall not apply to claims or actions arising out of either the Securities Act or the Exchange Act.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates or brought by any third party beneficiary hereof, including any CVR Holder against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware; then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties and any third party beneficiary bringing a claim hereunder hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to and no third party beneficiary shall be permitted to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties and any third party beneficiary hereof bringing a claim hereunder hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and that the suit, action or proceeding in any such court is brought in an inconvenient forum, the venue of such suit, action or proceeding is improper or this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AGREEMENT AND ANY THIRD PARTY BENEFICIARY HEREOF BRINGING A CLAIM HEREUNDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.5 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

5.6 Public Disclosure. Pubco may disclose the terms of this Agreement to the extent necessary or appropriate to satisfy the rules and regulations of the SEC, including filing a copy of this Agreement in any public filing.

5.7 Tax Reporting. The Rights Agent shall comply with all applicable laws, including as the foregoing relates to Tax reporting and withholding with respect to the issuance of any Preferred Returns made pursuant to this Agreement.

5.8 Further Assurances. Pubco shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

5.9 Counterparts and Signature. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party (including by electronic means).

5.10 Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, on the earlier to occur of (a) the date and time at which the Preferred Return has been paid in full to all Qualifying CVR Holders in accordance with the terms of this Agreement or Pubco has determined that no Preferred Returns are due or (b) the CVR Maturity Date, provided that if the Preferred Returns have not been paid to all Qualifying CVR Holders on or prior to the CVR Maturity Date solely due to a failure by Pubco or the Rights Agent, this Agreement shall not terminate until such Preferred Returns have been paid or satisfied (including pursuant to Section 2.4(i)) in full in accordance with the terms of this Agreement.

5.11 Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

Pubco:

AMERICAS TECHNOLOGY ACQUISITION HOLDINGS INC.

By:
	Name:	Jorge E. Marcos
	Title:	Chief Executive Officer

Rights Agent:

CONTINENTAL TRUST STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Seller Representative:

Numaan Akram, solely in the capacity as the Seller
Representative hereunder

Purchaser Representative:

Jorge E. Marcos, solely in the capacity as the
Purchaser Representative hereunder

Sponsor:

ATAC LIMITED PARTNERSHIP

By:
	Name:	Jorge E. Marcos
	Title:	Chief Executive Officer

Exhibit A

Form of Escrow Agreement

[To come.]

Exhibit B5

Illustration of Shares of Common Stock Issued as Preferred Return
Assuming a CVR Maturity Date of the EIGHTEEN MONTH Anniversary of
Closing AND ASSUMING the Applicable CVR Holder is a
Qualifying CVR Holder Holding 1 CVR

	Shares of Common Stock to be Issued to Applicable Qualifying CVR Holder per CVR
Gross Proceeds	$10,000,000	$20,000,000	$30,000,000	$40,000,000	$50,000,000	$60,000,000
$3.00	1.00	1.00	1.00	0.78	0.62	0.52
$4.00	1.00	1.00	1.00	0.78	0.62	0.52
$5.00	1.00	1.00	1.00	0.78	0.62	0.52
$7.50	0.59	0.59	0.59	0.59	0.59	0.52
$10.00	0.19	0.19	0.19	0.19	0.19	0.19
$12.50	-	-	-	-	-	-
$15.00	-	-	-	-	-	-

[5]	Note to Draft: Assume a Redemption Price of $10.40. Aggregate distribution, if any, to CVR Holders, to be apportioned, pro rata, between holders of registered and unregistered CVRs, i.e., between holders of CVRs that are (i) non-redeeming SPAC shareholders (or transferees thereof) and (ii) Support Investors (or permitted transferees thereof).